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Exhibit 10.8

EXECUTION

EMPLOYMENT AGREEMENT

PARTIES

        This Employment Agreement (this "Agreement") dated as of December 30, 2005 (the "Effective Date") is entered into by and between GT Equipment Technologies, Inc., a Delaware corporation having its principal place of business at 243 Daniel Webster Highway, Merrimack, New Hampshire 03054 (the "Company") and Kedar P. Gupta, an individual with an address at 9 Coburn Dr., Hollis, New Hampshire 03034 (hereinafter called "Employee").

TERMS OF AGREEMENT

        WHEREAS, the Company wishes to continue to employ the Employee, and the Employee wishes to continue such employment, upon and subject to the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Employment.    The Company hereby employs Employee, on a full-time basis, to act as the Chief Executive Officer of the Company at the principal place of business of the Company shown above during the Employment Period and to perform such acts and duties and furnish such services to the Company in connection with and related to that position as is customary for persons with similar positions in like companies and as the Company's Board of Directors shall from time to time reasonably direct. Employee hereby accepts said employment. Employee shall use his best and most diligent efforts to promote the interests of the Company; shall discharge his duties in a highly competent manner; shall provide reasonable advisory or similar services to GT Solar Holdings, LLC, as and when requested by the managing member thereof, without additional compensation or benefits; and shall devote his full business time and his best business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Employee shall report to the Board of Directors of the Company.

        2.    Employment Period.    The period of Employee's employment under this Agreement shall commence on the Effective Date and shall continue for a period of thirty-six (36) months thereafter. At the end of the initial thirty-six (36) month period and any annual extension period thereafter, the period of Employee's employment under this Agreement, subject to contrary written notice from either party at least twelve (12) months prior to the date the Agreement would otherwise be extended, shall automatically be extended for an additional period of twelve (12) months. The employment period described above is subject to earlier termination pursuant to Section 3.5, 4 or 5. The period of Employee's employment under this Agreement (including any annual extension periods) is referred to as the "Employment Period"). The date on which the Executive's employment under this Agreement terminates for any reason shall be the "Termination Date."

        3.    Compensation and Benefits.

          3.1    Salary.    During the Employment Period, the Company shall pay Employee a salary at a minimum annualized rate equal to $300,000 (the "Salary") payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions. The Employee's Salary may be adjusted upward from time to time in the sole discretion of the Board of Directors of the Company, except that the Employee, if a Director, shall not be entitled to vote thereon.

          3.2    Bonus Plan.    During the Employment Period, the Employee shall be eligible to receive cash bonuses (each a "Bonus") in accordance with the Company's annual bonus plan (the "Bonus Plan") as administered and approved by the Board of Directors, acting through its Compensation Committee. The Employee's target Bonus shall be determined pursuant to the terms of the Bonus Plan. Nothing contained in this Section 3.2 shall be construed to require the Board of Directors to approve a Bonus or in any way grant to Employee the right to receive Bonuses not otherwise approved by the Board of Directors.

          3.3    Other Benefits.    During the Employment Period, the Employee shall be eligible to participate in health, medical, dental, long-term disability insurance, and "401(k)" benefits and in any other employee benefit plans or programs on terms generally applicable to senior management employees.

          3.4    Vacation.    Employee may take four (4) weeks of paid vacation during each year at such times as shall be consistent with the Company's vacation policies and (in the Company's judgment) with the Company's vacation schedule for officers and other management employees. Employee shall also be entitled to paid legal and religious holidays, sick days, and personal days in accordance with the Company's normal policies in effect from time to time.

          3.5    Disability.    If during the Employment Period, Employee shall become ill, disabled, or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred twenty (120) consecutive days or (b) for more than one hundred eighty (180) days in any consecutive twelve (12) month period, then the Company shall have the right to terminate Employee's employment under this Agreement, subject only to applicable laws, on thirty (30) days' written notice to Employee. Termination pursuant to this Section 3.5 shall not affect any rights Employee may otherwise have under any disability insurance policies in effect at the time of such termination. In addition, the Company will supplement the Employee for the positive difference between his Salary for the year in which the Termination Date occurs and the amount provided to him under the Company's disability insurance policy for one (1) year following the date the Employee becomes eligible to receive benefits under such policy.

          3.7    Severance Pay.

            3.7.1    Termination By Company.    In the event the Company terminates Employee's employment under this Agreement pursuant to Section 5, the Company shall provide the Employee, in exchange for a release in a form acceptable to the Company (the "Release") as to any and all claims Employee may have against the Company and provided that the Employee has complied with the Confidentiality and Non-Competition Agreement (as defined below), the Severance Benefits for a twenty-four (24) month period commencing on the first day immediately following the Termination Date.

            3.7.2    Termination By Employee For Good Reason.    Employee may terminate his employment under this Agreement for Good Reason (defined below) upon fifteen (15) days written notice to the Company, and in the event of such termination the Company shall provide to Employee, in exchange for the Release and provided that the Employee has complied with the Confidentiality and Non-Competition Agreement (as defined below), the Severance Benefits for a twelve (12) month period commencing on the first day immediately following the Termination Date.

            3.7.3    Definitions.    For purposes of this Section 3.7,

              (a)   "Good Reason" shall mean the occurrence of any of the following circumstances; provided that the Employee has delivered written notice to the Company describing such circumstances and the Company has not fully remedied such circumstances within fifteen (15) days following the date the Employee provides such notice:

                (A)  a reduction in the Employee's title, duties or responsibilities, including the assignment of inconsistent duties, without the Employee's consent, provided that it shall not be grounds for a "Good Reason" termination if the Company reassigns certain of Employee's duties after consultation with the Employee so long as Employee remains on the Board of Directors in a position consistent with his founding and ongoing role;

                (B)  a material breach of Section 1 or Section 3.1 through 3.4 or any other section of this Agreement providing for compensation or benefits in any form;

                (C)  the location at which the Employee performs his principal duties for the Company is moved to a new location that is more than 75 miles from the location at which the Employee is performing his principal duties for the Company on the Effective Date;

                (D)  the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 9.3; or

                (E)  any purported termination of the Employee's employment which is not effected pursuant to the requirements of Section 5 and 8, which purported termination shall not be effective for purposes of this Agreement.

              The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

              (b)   "Severance Benefits" shall mean (i) Employee's Salary at the highest level in effect during the 180-day period immediately preceding the Termination Date, payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions and (ii) the continuation of all health, welfare and other fringe benefits which are provided to Employee pursuant to this Agreement on the Termination Date except to the extent the continuation of any such benefits is not permitted by applicable law or the terms of any benefit documentation (provided, however, if the continuation of medical/health insurance, dental insurance, and/or disability insurance is not permitted, the Company shall pay Employee, at the beginning of the applicable period during which he is entitled to receive Severance Benefits (such period, the "Severance Period"), an amount equal to the amount the Company would have had to pay to provide those insurances to Employee if Employee had remained an employee of the Company for the Severance Period). Notwithstanding the foregoing, if Employee begins regular employment or consulting work prior to the end of the Severance Period, the amount Employee shall be entitled to receive pursuant to clause (i) of this definition of "Severance Benefits" shall be reduced to the amount, if any, by which Employee's Salary exceeds Employee's base salary received from his new regular employment or consulting work, but in no case will the payments under the Severance Benefit be made for less than twelve (12) months. Employee agrees to notify the Company if he begins regular employment or consulting work prior to the end of the Severance Period.

        4.    Discharge for Cause.    The Company may discharge Employee and terminate his employment under this Agreement for Cause without further liability to the Company by a majority vote of the

Board of Directors of the Company except that the Employee, if a Director, shall not be entitled to vote thereon. As used in this Section 4, "Cause" shall mean any or all of the following:

          (a)   the Employee's gross or willful misconduct, misconduct that is repeated after written notice to the Employee, gross negligence, or negligence that is repeated after written notice to the Employee;

          (b)   willful failure or refusal of Employee to perform his obligations under this Agreement, unless such failure or refusal is corrected within thirty (30) days after notice to the Employee;

          (c)   conviction of a fraud or felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during the Employment Period; or

          (d)   Employee's breach of any of the material terms of this Agreement which, if curable, is not cured within thirty (30) days of written notice to the Employee.

        5.    Termination Without Cause.    Upon thirty (30) days prior written notice, the Company may terminate Employee's employment under this Agreement without Cause without further liability to the Company (except as set forth in Section 3.7 above) by a majority vote of the Board of Directors of the Company except that the Employee, if a Director, shall not be entitled to vote thereon.

        6.    Expenses.    Pursuant to the Company's customary policies in force at the time of payment, Employee shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by him on the Company's behalf in the performance of his duties hereunder.

        7.    Additional Agreements.    The Employee has executed and will comply with the Confidentiality and Non-Competition Agreement dated December 30, 2005 (the "Confidentiality and Non-Competition Agreement"), between the Company and the Employee.

        8.    Notices.    Any notice or communication given by any party hereto to the other party or parties shall be in writing and personally delivered or mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided above. All notices shall be deemed given when actually received. Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

        9.    Miscellaneous.

          9.1    Entire Agreement.    This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter including without limitation, the employment agreement dated as of December 18, 2001, between the Company and the Employee; provided, however, that nothing in this Agreement shall affect the Employee's obligations under the Confidentiality and Non-Competition Agreement.

          9.2    Amendment; Waiver.    This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

          9.3    Binding Effect; Assignment.    Employee's rights or obligations under this Agreement may not be assigned by Employee; except that Employee's right to compensation to the earlier of date of death or termination of actual employment shall pass to Employee's executor or administrator. The rights and obligations of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, merger, consolidation or other transaction has taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          9.4    Headings.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          9.5    Governing Law; Interpretation.    This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New Hampshire applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon the Company, if service is made on any officer of the Company other than the Employee; or (b) upon the Employee, if served at Employee's residence last known to the Company, with an information copy to the Employee at any other residence, or care of a subsequent employer, of which the Company may be aware.

          9.6    Further Assurances.    Each of the parties hereto agrees to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered and performed, at any time, or from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

          9.7    Severability.    If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

          9.8    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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EXECUTION

        The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it became binding in accordance with its terms.

GT EQUIPMENT TECHNOLOGIES, INC.
By:	/s/ RICHARD K. LANDERS
Name: Title:
/s/ KEDAR P. GUPTA Name: Kedar P. Gupta

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  Exhibit 10.8